Exhibit 23.3

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated July 6, 2005 relating to the Combined Historical Summary of Revenue and Certain Expenses of Macquarie CountryWide-Regency II, LLC Acquisition Properties, which appears in Regency Centers Corporation’s Current Report on Form 8-K/A dated June 1, 2005. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
McLean, Virginia
May 19, 2006